Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2025 relating to the financial statements of Sensei Biotherapeutics, Inc. appearing in the Annual Report on Form 10-K of Sensei Biotherapeutics, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 28, 2025